UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 21, 2016

RADIANT LOGISTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35392	04-3625550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 114th Avenue, S.E., Third Floor, Bellevue, WA 98004

(Address of Principal Executive Offices) (Zip Code)

(425) 943-4599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On April 21, 2016, Radiant Logistics, Inc. (the “Company,” “we” or “us”) repaid in full all amounts outstanding, plus accrued and unpaid interest, on the $25.0 million subordinated secured term loan from Alcentra Capital Corporation and Triangle Capital Corporation (the “Subordinated Loan”). We obtained the Subordinated Loan in April 2015 in connection with our acquisition of Wheels Group, Inc. The Subordinated Loan was subject to a prohibition on prepayment until April 2016 and, at the time of repayment, accrued interest at 10.5% per annum. The total repayment amount was approximately $25.9 million, consisting of outstanding principal of $25.0 million, accrued and unpaid interest of $0.16 million, a prepayment premium of $0.75 million and other related fees and expenses. We repaid the Subordinated Loan using cash on hand and funds drawn down under our $65.0 million revolving credit facility with Bank of America, N.A. and Bank of Montreal. As a result of the voluntary prepayment, we have satisfied all of our obligations under the Subordinated Loan.

A copy of a press release issued by us in connection with the repayment of the Subordinated Loan is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Other Events.

ExhibitExhibit Description

99.1Press Release of Radiant Logistics, Inc. dated April 25, 2016

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Logistics, Inc.

Date: April 25, 2016	By:	/s/ Todd Macomber
Todd Macomber
Senior Vice-President and Chief Financial Officer